Exhibit 10.1 U.S. Department of Justice Criminal Division U.S. Attorney’s Office for the Northern District of Texas

    May 29, 2025

Mark Filip
John Lausch
Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654

Benjamin L. Hatch
Brandon M. Santos
McGuireWoods LLP
888 16th Street NW, Suite 500
Washington, D.C. 20006

Re:    United States v. The Boeing Company, 4:21-cr-00005-O
Non-Prosecution Agreement

Dear counsel:
1.The United States Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Northern District of Texas (collectively, the “Offices”) and The Boeing Company (the “Company”), a corporation organized under the laws of Delaware and headquartered in Virginia, pursuant to the authority granted by its Board of Directors, enter into this Non-Prosecution Agreement (“Agreement”). On the understandings specified below, and with the Company’s consent, as reflected in Attachment B to this Agreement, the Offices will move under Federal Rule of Criminal Procedure 48(a) to dismiss without prejudice the one-count Criminal Information pending against the Company in the United States District Court for the Northern District of Texas, 4:21-cr-00005-O, ECF No. 1 (“Information”), and not further criminally prosecute the Company for any crimes relating to any of the conduct described in the Statement of Facts attached hereto as Attachment A-2 (except for criminal tax violations, as to which the Offices do not make any agreement). The Company is subject to prosecution for this conduct following the determination by the Offices that the Company breached the Deferred Prosecution Agreement, ECF No. 4 (“DPA”), which the Company entered into with the Offices on January 7, 2021. Specifically, as described in the Offices’ Factual Basis for Breach attached to this Agreement as Attachment A-1, the Offices determined that the Company breached the terms of the DPA by failing to sufficiently design, implement, and enforce a compliance and ethics program to prevent and detect violations of the U.S. fraud laws throughout its operations, ECF No. 199 (“May 2024 Breach Notice”). To the extent there is conduct disclosed by the Company that is not set forth in the attached Statement of Facts, such conduct will not be exempt from prosecution and is not within the scope of or relevant to this Agreement.

2.The Offices enter into this Non-Prosecution Agreement based on the individual facts and circumstances presented by this case and the Company, including:

(a)the Offices’ determination that the Company breached the terms of the DPA by failing to design, implement, and enforce a compliance and ethics program, including failing to sufficiently integrate its ethics and compliance program with its safety and quality programs, as necessary to prevent and detect violations of the U.S. fraud laws throughout its operations, as described in the Offices’ Factual Basis for Breach attached to this Agreement as Attachment A-1;
(b)the nature and seriousness of the offense conduct, as described in the Statement of Facts attached to this Agreement as Attachment A-2, which involved the Company, through its employees, deceiving the Federal Aviation Administration’s Aircraft Evaluation Group (“FAA AEG”) about the Boeing 737 MAX’s Maneuvering Characteristics Augmentation System (“MCAS”) that impacted its flight control system. Through this deception, the Company interfered with the FAA AEG’s lawful function to evaluate MCAS and determine whether to include information about MCAS in the 737 MAX FSB Report, and fraudulently obtained from the FAA AEG a differences-training determination for the 737 MAX that was based on incomplete and inaccurate information about MCAS;
(c)although the Company had inadequate anti-fraud controls and an inadequate anti-fraud compliance program during the period of conduct charged in the Information, the Company took considerable steps during the DPA period and continuing through the present to enhance its compliance program through structural and leadership changes, including but not limited to steps to enhance the independence, capability, and effectiveness of its compliance program; steps to enhance its annual Compliance Risk Management process; and steps to integrate compliance efforts across its business, and has committed to continuing to implement and test further enhancements to ensure that its compliance program satisfies the minimum elements set forth in Attachment C to this Agreement;
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(d)the Offices have continued to review the Company’s ongoing compliance program enhancements since the Offices’ determination that the Company breached the DPA, and to engage with the FAA about the same, including enhancements made under the increased and sustained oversight of the FAA since January 2024 that pertain to the Company’s anti-fraud compliance program; based on the state of the Company’s compliance program and the meaningful improvements made, and the FAA’s commitment to continued enhanced oversight of the Company, where necessary and appropriate, the Company agrees to modify its existing compliance program to ensure that it maintains a rigorous compliance program that incorporates relevant internal controls, as well as policies and procedures, designed to effectively detect and deter violations of U.S. federal fraud laws, including the integration of its ethics and compliance program with its safety and quality programs as necessary to reasonably prevent violations of U.S. fraud laws or policies. The compliance program will include, but not be limited to, the minimum elements set forth in Attachment C. In addition, the Company agrees that it will engage an Independent Compliance Consultant to assess the Company’s progress regarding remediation and implementation of the compliance measures described in Attachment C (“Independent Compliance Consultant”). The Company and the Independent Compliance Consultant will report to the Offices during the Term (as defined in Paragraph 5 below), in accordance with Attachment D to this Agreement;
(e)the Company has agreed to continue to cooperate with the Offices as described in Paragraphs 6 and 7, below;
(f)the Company has agreed to pay victim compensation to the heirs, relatives, and/or legal beneficiaries of the crash victims of Lion Air Flight 610 and Ethiopian Airlines Flight 302 (collectively, “Crash Victim Families”) in the amount of $444.5 million, in accordance with Paragraph 11, below; and
(g)the Company has agreed to ensure that its Board of Directors holds a meeting with the Crash Victim Families, should they wish to attend, and their legal representatives, in accordance with Paragraph 14, below.
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3.Accordingly, after considering sub-parts (a) through (g) in Paragraph 2 above, and pursuant to Paragraph 26 of the DPA, the Offices have determined that the appropriate resolution of this case is for the Offices to dismiss the Information, with the consent of the Company in accordance with Attachment B, and enter into a non-prosecution agreement with the Company with a two-year term; payment by the Company of an overall criminal monetary penalty amount of $487,200,000, which reflects a fine at the top of the applicable Sentencing Guidelines fine range and the maximum fine allowable under Title 18, United States Code, Sections 371 and 3571(c), including credit for the $243,600,000 previously paid by the Company pursuant to the DPA, resulting in a remaining criminal penalty owed by the Company of $243,600,000; the retention by the Company of an Independent Compliance Consultant in accordance with Attachment D to this Agreement; and a sustained monetary investment by the Company in its compliance and safety programs of at least $455,000,000.
4.The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of its officers, directors, employees, and agents as set forth in the Statement of Facts attached hereto as Attachment A-2 and incorporated by reference into this Agreement, and that the facts described in the Statement of Facts are true and accurate. As set forth in Attachment A-2, the Company also admits, accepts, and acknowledges that the facts described in the Statement of Facts constitute a violation of law, specifically Title 18, United States Code, Section 371. The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Company make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the Statement of Facts attached hereto as Attachment A-2. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to matters set forth in the Statement of Facts, provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Statement of Facts. The Company agrees that if it, or any of its direct or indirect subsidiaries or affiliates, issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult the Offices to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Offices and the Company; and (b) whether the Offices have any objection to the release.
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5.The Company’s obligations under this Agreement shall have a term of two years from the later of the date on which the Agreement is executed or the date on which the Independent Compliance Consultant is retained by the Company, in accordance with Attachment D to this Agreement, as described below (the “Term”). The Company agrees, however, that, in the event the Department determines, in its sole discretion, that the Company has knowingly violated any provision of this Agreement or has failed to completely perform or fulfill each of the Company’s obligations under this Agreement an extension or extensions of the Term may be imposed by the Offices, in their sole discretion, for up to a total additional time period of one year, without prejudice to the Offices’ right to proceed as provided in the breach provisions of this Agreement below. Any extension of the Agreement extends all terms of this Agreement, including the terms of the reporting requirement in Attachment D, for an equivalent period. Conversely, in the event the Offices find, in their sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the reporting requirement in Attachment D and that the other provisions of this Agreement have been satisfied, the Agreement may be terminated early.
6.The Company shall cooperate fully with the Offices in any and all matters relating to the conduct described in this Agreement and the Statement of Facts attached hereto as Attachment A-2 and other conduct under investigation by the Offices or any other component of the Department of Justice at any time during the Term of this Agreement, subject to applicable law and regulations, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the Term. At the request of the Offices, the Company shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies in any investigation of the Company, or its affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and the Statement of Facts attached hereto as Attachment A-2 and other conduct under investigation by the Offices or any other component of the Department of Justice at any time during the Term. The Company agrees that its cooperation shall include, but not be limited to, the following:
(a)The Company represents that it has timely and truthfully disclosed all factual information with respect to its activities, those of its affiliates, and those of its present and former directors, officers, employees, agents, and consultants relating to the conduct described in this Agreement and the attached Statement of Facts and other conduct under investigation by the Offices at any time about which the Company has any knowledge and that it shall promptly and truthfully disclose all factual information with respect to its activities, those of its affiliates, and those of its present and former directors, officers, employees, agents, and consultants about which the Company shall gain any knowledge or about which the Offices may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the Offices, upon request, any document, record or other tangible evidence about which the Offices may inquire of the Company including evidence that is responsive to any requests made prior to the execution of this Agreement.
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(b)Upon request of the Offices, the Company shall designate knowledgeable employees, agents or attorneys to provide to the Offices the information and materials described above on behalf of the Company. It is further understood that the Company must at all times provide complete, truthful, and accurate information.
(c)The Company shall use its best efforts to make available for interviews or testimony, as requested by the Offices, present or former officers, directors, employees, agents and consultants of the Company. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation.
(d)With respect to any information, testimony, documents, records or other tangible evidence provided to the Offices pursuant to this Agreement, the Company consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities, including United States authorities and those of a foreign government of such materials as the Offices, in their sole discretion, shall deem appropriate.
7.In addition, during the Term of the Agreement, should the Company learn of any evidence or allegation of a violation of U.S. fraud laws committed by the Company’s employees or agents upon any domestic or foreign government agency (including the FAA), regulator, or any of the Company’s airline customers, the Company shall promptly report such evidence or allegation to the Offices. No later than thirty (30) calendar days after the Term expires, the Company, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, will certify to the Offices, in the form of executing the document attached as Attachment E to this Agreement, that the Company has met its disclosure obligations pursuant to this Agreement. Such certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001.
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8.The Company represents that it has endeavored to implement and will continue to implement a compliance and ethics program reasonably designed, implemented, and enforced to prevent and detect violations of U.S. fraud laws throughout its operations, including those of its affiliates, agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities relate to the Company’s interactions with any domestic or foreign government agency (including the FAA), regulator, or any of its airline customers, including, but not limited to, the minimum elements set forth in Attachment C, which is incorporated by reference into this Agreement. No later than thirty (30) calendar days after the Term expires, the Company, by its Chief Executive Officer and Chief Compliance Officer, will certify to the Offices, in the form of executing the document attached as Attachment F to this Agreement, that the Company has met its compliance obligations pursuant to this Agreement. Such certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001.
9.In order to address any deficiencies in its internal controls, policies, and procedures, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal controls, policies, and procedures regarding compliance with U.S. federal fraud laws, including the adequacy of the controls, compliance policies, and procedures to address safety related fraud risks. Where necessary and appropriate, the Company agrees to modify its existing compliance program to ensure that it maintains a rigorous compliance program that incorporates relevant internal controls, as well as policies and procedures, designed to effectively detect and deter violations of U.S. fraud laws or policies, including the integration of its ethics and compliance program with its safety and quality programs as necessary to reasonably prevent violations of U.S. fraud laws or policies. The compliance program will include, but not be limited to, the minimum elements set forth in Attachment C.
10.In addition, the Company agrees that it will engage an Independent Compliance Consultant to assess the Company’s progress regarding remediation and implementation of the compliance measures described in Attachment C. The Company and the Independent Compliance Consultant will report to the Offices during the Term, in accordance with Attachment D to this Agreement. The Independent Compliance Consultant’s duties and authority, and the obligations of the Company with respect to the Independent Compliance Consultant and the Offices, are set forth in Attachment D.
11.The Company agrees to pay additional victim compensation in the amount of $444.5 million to the heirs, relatives, and/or legal beneficiaries of the crash victims of Lion Air Flight 610 and Ethiopian Airlines Flight 302 (the “Crash-Victim Beneficiaries Compensation Amount”). No later than five (5) business days after the Agreement is executed, the Company shall deposit the full Crash-Victim Beneficiaries Compensation Amount into an escrow account (“Crash-Victim Beneficiaries Escrow Account”) that it shall establish for that purpose. No monies will be paid out of the Crash-Victim Beneficiaries Escrow Account until after the entry of a final Order of the Court dismissing the Information, and only then with the prior approval of the Offices.
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(a)The Estate of each Crash-Victim will be entitled to an equal pro rata share of the $444.5 million fund. The parties agree that the appointment of a Crash-Victim Beneficiaries Compensation Claims Administrator (the “Administrator”) is appropriate and necessary to determine the proper administration and disbursement of the Crash-Victim Beneficiaries Compensation Amount.
(b)The Administrator shall make recommendations to the Offices regarding the individuals who should receive payments from the Crash-Victim Beneficiaries Compensation Amount. Only the Offices shall be empowered to make final decisions regarding the individuals who should receive the victim payments from the Crash-Victim Beneficiaries Compensation Amount.
(c)The parties agree that the Administrator should be the Crash-Victim Beneficiaries Compensation Claims Administrator selected and engaged under the DPA. The Company agrees to pay for all costs, fees, and expenses incurred by the Administrator. The Company shall execute an engagement letter with the Administrator that must be approved, in advance of execution, by the Offices. The Offices and the Company will use their best efforts to complete the engagement within thirty (30) calendar days of the execution of this Agreement.
(d)The Company agrees that it will not employ or be affiliated with the Administrator for a period of not less than two years from the date on which the Administrator’s term expires. Nor will the Company discuss with the Administrator the possibility of further employment or affiliation during the Administrator’s term. Upon agreement by the parties, this prohibition will not apply to other claims administration responsibilities that the Administrator may undertake in connection with resolutions with foreign or other domestic authorities.
(e)The Company agrees that it will not use the fact that any beneficiary of the crash victims of Lion Air Flight 610 and Ethiopian Airlines Flight 302 seeks or receives any compensation from the Crash-Victim Beneficiaries Compensation Amount to seek to preclude such beneficiary from pursuing any other lawful claim that such beneficiary might have against the Company.
12.As provided in Paragraph 3, the Company agrees to pay an additional criminal monetary penalty in the amount of $243,600,000. The Company shall pay the additional criminal monetary penalty of $243,600,000 into an escrow account (separate from the Crash-Victim Beneficiaries Escrow Account) within five (5) business days of the execution of this Agreement, which $243,600,000 shall be paid to the United States Treasury no later than five (5) business days after the entry of a final Order of the Court dismissing the Information. The Company acknowledges that no tax deduction may be sought in connection with the payment of any part of this $243,600,000 penalty. The Company shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the penalty amount that the Company pays pursuant to this Agreement or any other agreement entered into with an enforcement authority or regulator concerning the facts set forth in the Statement of Facts attached hereto as Attachment A-2.
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13.The Company shall invest in its compliance, quality, and safety programs a total of at least $455,000,000, measured from July 24, 2024 (the date the parties proposed a plea agreement with the same investment requirement) through the end of the Term. The Company shall at the start of the Term, and thereafter no less than semi-annually, provide proof of the accumulated investment amounts to the Offices. Expenditures the Company makes to implement internal support to, or the recommendations of, the Independent Compliance Consultant are qualifying investments, but not the fees and costs the Company pays for the services of the Independent Compliance Consultant and the Independent Compliance Consultant’s team.
14.The Company will ensure that its Board of Directors holds a meeting with the Crash Victim Families, should they wish to attend, and their legal representatives within six (6) months after the entry of a final Order of the Court dismissing the Information. The purpose of the meeting is for the Board of Directors and the Crash Victim Families to discuss, among other things, the Company’s conduct and the impact on the Crash Victim Families as well as the Company’s compliance, safety, and quality programs. The Company shall meet and confer with the representatives of the Crash Victim Families in a good faith effort to select a mutually agreeable date and location for the meeting. To facilitate the in-person attendance of the greatest number of attendees practicable, the meeting will be scheduled to occur near in time with a regularly scheduled meeting of the Board of Directors. The meeting will be held in person with an option for Crash Victim Families and their legal representatives located outside the United States to join virtually if they choose not to attend in person, though at least 80 percent of Boeing Board members must attend in person. The Company shall arrange and pay for interpreters to provide translation services during the meeting if needed. The Boeing Board members shall be present for the entirety of the meeting. Within three (3) business days after the meeting, the Company shall confirm to the Offices that the meeting took place.
15.The Offices agree, except as provided herein, that, with the Company’s consent and agreement that the Company is not a “prevailing party” for purposes of the Hyde Amendment according to Attachment B, they will move under Federal Rule of Criminal Procedure 48(a) to dismiss the Information without prejudice and to not further criminally prosecute the Company for any crimes relating to any of the conduct described in the attached Statement of Facts. The Offices agree, except as provided herein, that they will not bring any criminal or civil case against the Company or any of its present or former subsidiaries relating to any of the conduct described in the Statement of Facts, attached hereto as Attachment A-2. The Offices, however, may use any information related to the conduct described in the attached Statement of Facts against the Company: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code. This Agreement does not provide any protection against prosecution for any future conduct by the Company. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Company.
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16.If, during the Term of this Agreement, the Company (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) fails to cooperate as set forth in this Agreement; (d) fails to implement a compliance program as set forth in this Agreement and Attachment C; or (e) otherwise fails specifically to perform or to fulfill completely each of the Company’s obligations under the Agreement, regardless of whether the Offices become aware of such a breach after the Term of the Agreement is complete, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the Offices have knowledge, including, but not limited to, the conduct described in the attached Statement of Facts, which may be pursued by the Offices in the U.S. District Court for the Northern District of Texas or any other appropriate venue. Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company shall be in the Offices’ sole discretion. Any such prosecution may be premised on information provided by the Company or its personnel. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Offices prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year. In addition, the Company agrees that the statute of limitations as to any violation of federal law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Offices are made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.
17.In the event the Offices determine that the Company has breached this Agreement, the Offices agree to provide the Company with written notice prior to instituting any prosecution resulting from such breach. Within thirty days of receipt of such notice, the Company shall have the opportunity to respond to the Offices in writing to explain the nature and circumstances of the breach, as well as the actions the Company has taken to address and remediate the situation, which the Offices shall consider in determining whether to pursue prosecution of the Company.
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18.In the event that the Offices determine that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company to the Offices or to the Court, including the attached Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Offices against the Company; and (b) the Company shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Company, will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the Offices.
19.Except as may otherwise be agreed by the parties in connection with a particular transaction, the Company agrees that in the event that, during the Term, the Company undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Company’s consolidated operations, or to the operations of any subsidiaries or affiliates involved in the conduct described in the attached Statement of Facts, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. Any purchaser or successor in interest must also agree in writing that the Offices’ ability to breach under this Agreement is applicable in full force to that entity. The Company shall provide notice to the Offices at least thirty (30) calendar days prior to undertaking any such sale, merger, transfer, or other change in corporate form. The Offices shall notify the Company prior to such transaction (or series of transactions) if they determine that the transaction(s) will have the effect of circumventing or frustrating the enforcement purposes of this Agreement. If at any time during the Term the Company engages in a transaction(s) that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, the Offices may deem it a breach of this Agreement pursuant to Paragraphs 16-18. Nothing herein shall restrict the Company from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the Offices.
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20.This Agreement is binding on the Company and the Offices but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the Offices will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company. This Agreement does not provide any protection against prosecution for any future conduct by the Company or any of its present or former parents or subsidiaries.
21.It is further understood that the Company and the Offices may disclose this Agreement to the public.
22.The parties acknowledge and agree that in the event a final Order of the Court is entered that dismisses the Information with prejudice, this Agreement and all of its provisions will continue in force to bind the Company and the Offices through the end of the Term, including the Offices’ ability to extend the Term, as defined in Paragraph 5. The parties further acknowledge and agree that in the event a final Order of the Court is entered that denies the Offices’ Motion to Dismiss, because the Offices remain bound by the terms of this Agreement not to further criminally prosecute the Company for any crimes related to any of the conduct in the Statement of Facts, this Agreement and all of its provisions will continue in force to bind the Company and the Offices through the end of the Term, including the Offices’ ability to extend the Term, as defined in Paragraph 5.
23.This Agreement sets forth all the terms of the agreement between the Company and the Offices. No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Offices, the attorneys for the Company, and a duly authorized representative of the Company.

Sincerely,
Lorinda I. Laryea
Acting Chief, Fraud Section
United States Department of Justice Criminal Division

Date:    May 29, 2025                By:     /s/ Sean P. Tonolli
Sean P. Tonolli
Senior Deputy Chief, Fraud Section
United States Department of Justice Criminal Division

Date:    May 29, 2025                        /s/ Chad E. Meacham
Chad E. Meacham
Acting United States Attorney
Northern District of Texas

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AGREED AND CONSENTED TO:
THE BOEING COMPANY

Date:    May 29, 2025                BY:     /s/ Kelly Ortberg
Kelly Ortberg
President and Chief Executive Officer
The Boeing Company

Date:    May 29, 2025                BY:    /s/ Brett C. Gerry
Brett C. Gerry
Chief Legal Officer and Executive Vice President, Global Compliance
The Boeing Company

Date:    May 29, 2025                BY:    /s/ Mark Filip
Mark Filip
John Lausch
Kirkland & Ellis LLP

Date:    May 29, 2025                BY:    /s/ Benjamin L. Hatch
Benjamin L. Hatch
Brandon M. Santos
McGuireWoods LLP

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ATTACHMENT A-1
FACTUAL BASIS FOR BREACH

1.The United States’ Factual Basis for the Breach of the January 7, 2021 Deferred Prosecution Agreement (the “DPA”), which DPA was between the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and the United States Attorney’s Office for the Northern District of Texas (the “USAO-NDTX”) (collectively, the “Offices”), and the Defendant, The Boeing Company (“Defendant,” “Boeing,” or the “Company”) is incorporated by reference as part of the non-prosecution agreement, dated May 29, 2025, between the Offices and Boeing. The parties stipulate that the representations and views herein belong to the Offices.
I.Background and Relevant DPA Obligations
2.On January 7, 2021, the United States filed a one-count criminal Information (the “Information”) in the United States District Court for the Northern District of Texas, charging Boeing with one count of conspiracy to defraud the United States, in violation of Title 18, United States Code, Section 371, that is, knowingly and willfully, and with the intent to defraud, conspired and agreed together with others to defraud the United States by impairing, obstructing, defeating, and interfering with, by dishonest means, the lawful function of a United States government agency, to wit, the Federal Aviation Administration Aircraft Evaluation Group (“FAA AEG”) within the United States Department of Transportation, in connection with the FAA AEG’s evaluation of the Boeing 737 MAX airplane’s Maneuvering Characteristics Augmentation System, including for purposes of the 737 MAX Flight Standardization Board Report and the 737 MAX differences-training determination. See United States v. The Boeing Company, 21-cr-00005-O (ECF No. 1).
A-1-1

3.The same day, the United States also filed the DPA between the United States and Boeing. See ECF No. 4. In exchange for Boeing agreeing, among other things, “to implement a compliance and ethics program designed, implemented, and enforced to prevent and detect violations of the U.S. fraud laws throughout its operations,” the United States agreed to defer prosecution of Boeing for the conduct set forth in the Statement of Facts attached to the DPA, including the conspiracy charged in the Information, for the three-year term of the DPA. Id. ¶¶ 21, 22, 24. The United States further agreed that, if Boeing complied fully with the terms of the DPA, the United States would move to dismiss the Information described in Paragraph 1 of the DPA six months after the term of the DPA expired. Id. ¶ 25. The DPA provided, however, that if the United States determined during the six-month period following the end of the term of the DPA that Boeing had breached the DPA during the DPA term, the United States could pursue remedies for the breach, including by prosecuting the Company for any federal criminal violation of which the Offices have knowledge, including, but not limited to, the charges in the Information. Id. ¶¶ 25–26. As part of the DPA, the Company also agreed, among other things, to pay a criminal monetary penalty of $243,600,000, an Airline Compensation Amount of $1,770,000,000, and a Crash-Victim Beneficiaries Compensation Amount of $500,000,000 to the heirs, relatives, and/or legal beneficiaries of the crash victims of Lion Air Flight 610 and Ethiopian Airlines Flight 302. Id. ¶¶ 10, 12, 13.
A-1-2

4.Relevant to the United States’ breach determination, Paragraphs 21 and 22 of the DPA state:
21.     The Company represents that it has implemented and will continue to implement a compliance and ethics program designed, implemented, and enforced to prevent and detect violations of the U.S. fraud laws throughout its operations, including those of its subsidiaries, affiliates, agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities relate to the Company’s interactions with any domestic or foreign government agency (including the FAA), regulator, or any of its airline customers, including, but not limited to, the minimum elements set forth in Attachment C.
22.     In order to address any deficiencies in its internal controls, policies, and procedures, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal controls, policies, and procedures regarding compliance with U.S. fraud laws, focusing on the Company’s interactions with domestic or foreign government agencies (including the FAA), regulators, and any of its airline customers. Where necessary and appropriate, the Company agrees to adopt a new compliance program, or to modify its existing one, including internal controls, compliance policies, and procedures in order to ensure that it maintains an effective compliance program, including a system of internal controls, designed to effectively detect and deter violations of U.S. fraud laws. The compliance program, including the internal controls system, will include, but not be limited to, the minimum elements set forth in Attachment C [which outlined the requirements for the Company’s compliance program].
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II.The United States’ Breach Determination
5.At the time of the conduct described in Attachment A-2, Boeing did not have a centralized compliance function. Boeing appointed its first Global Chief Compliance Officer (“CCO”) and established its Global Compliance function (“Global Compliance” or “Compliance”) in May of 2020. During the term of the DPA, Boeing took considerable steps to enhance the independence, capability, and effectiveness of its compliance program. Among other things, Boeing enhanced its annual Compliance Risk Management process, including in ways that strengthened compliance controls with respect to potential safety and quality risks, and took steps to integrate compliance efforts across its business. As direct remediation of the charged misconduct, Boeing implemented policies and procedures to manage and coordinate the formal communication of information between Boeing and its regulators and customers and mandatory training regarding transparency in interactions with regulators and customers. Despite these enhancements, in the Offices’ view, Boeing failed to sufficiently extend its anti-fraud ethics and compliance program over its quality and manufacturing process before the end of the DPA term. As a result, the Department determined that Boeing’s anti-fraud compliance program still has significant gaps.
6.The United States, in an exercise of the discretion conferred upon it by the agreed upon terms of the DPA (namely, Paragraph 26 of the DPA), has determined that Boeing violated Paragraphs 21 and 22 and Attachment C of the DPA and declared a breach of the DPA on May 14, 2024. Relevant considerations in arriving at that determination and making that declaration include the following:
•Boeing failed to fully satisfy the requirement to “create and foster a culture of ethics and compliance with the law in its day-to-day operations,” Attachment C ¶ 1, by failing to mitigate known manufacturing and quality risks;
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•Boeing failed to fully satisfy the requirement to implement “compliance policies and procedures designed to reduce the prospect of violations of U.S. fraud laws and the Company’s compliance code,” Attachment C ¶ 3, by failing to design a compliance and ethics program that included sufficient anti-fraud oversight of Boeing’s quality and safety processes;
•Boeing failed to fully satisfy the requirement to implement “compliance policies and procedures designed to reduce the prospect of violations of U.S. fraud laws and the Company’s compliance code,” Attachment C ¶ 3, by failing to implement sufficient controls concerning the risk that Boeing’s airworthiness certifications to the FAA could be incomplete, inaccurate, false and/or fraudulent;
•Boeing failed to fully satisfy the requirement to implement “compliance policies and procedures designed to reduce the prospect of violations of U.S. fraud laws and the Company’s compliance code,” Attachment C ¶ 3, by failing to implement sufficient controls concerning the risk of incomplete, inaccurate, false and/or fraudulent statements in Boeing’s manufacturing records; and
•Boeing failed to fully satisfy the requirement to appropriately develop and adjust “compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Company,” Attachment C ¶ 4, and to review and update such policies “as appropriate to ensure their continued effectiveness,” Attachment C ¶ 5, in light of known manufacturing and quality risks, and the attendant risks of incomplete, inaccurate, false, and/or fraudulent statements to the FAA.
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III.Failure to Extend Anti-Fraud Compliance Program Over Quality and Manufacturing Processes
7.Before delivering a 737 MAX aircraft to a U.S. customer, Boeing must apply to the FAA for a U.S. Airworthiness Certificate for each aircraft. In so doing, Boeing certifies to the FAA “that the aircraft has been inspected and is airworthy,” meaning, “the aircraft conforms to its type design and is in a condition for safe operation.” FAA Form 8130-6; 14 C.F.R. § 3.5. A Boeing employee makes this certification in reliance on the completeness, accuracy, and truthfulness of the Company’s build records and the effectiveness of related manufacturing and quality processes. Although Boeing knew about manufacturing, quality, safety, and anti-fraud risks capable of undermining the completeness, accuracy, and truthfulness of those records, Boeing did not implement additional or sufficient controls concerning the risk that its certifications of airworthiness to the FAA could be incomplete, inaccurate, false and/or fraudulent and that aircraft delivered to its customers “conforms to its type design and is in a condition for safe operation.” The Department has determined that these failures breached the DPA, as set forth above and below.
A.Out-of-Sequence Work
8.Boeing’s instructions for aircraft assembly require assembly to occur in a particular sequence. When a sequenced step is performed inadequately or not completed, it may be discovered and corrected at a later stage. Correction of the inadequate or incomplete work must then be done “out-of-sequence.” Out-of-sequence work is more difficult to perform, increases the risk that defects in manufacturing will occur, and may require installed parts to be removed and later re-installed.
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9.Between 2021 and 2023, Boeing conducted several Safety Risk Management assessments that identified out-of-sequence work as a risk factor that could cause the delivery of an “unairworthy” or non-conforming aircraft to Boeing’s customers. Despite the acknowledgement of this risk, the Safety Risk Management assessments did not sufficiently consider measures to reduce out-of-sequence work. Boeing senior executives prioritized the movement of aircraft through Boeing’s factories over reducing out-of-sequence work to ensure production quality. Boeing did not implement sufficient policies or procedures to mitigate the risk posed by out-of-sequence work.
10.Moreover, although fraud is an inherent risk in production and quality compliance activities, Boeing’s Safety Risk Management assessments also failed to identify out-of-sequence risk as a fraud risk or consider enhanced production procedures, or preventive or detective controls, to mitigate the risk. Boeing’s Global Compliance function, which is responsible for Boeing’s anti-fraud ethics and compliance program, was not involved in the Safety Risk Assessments. Compliance therefore did not evaluate fraud risks associated with out-of-sequence work, including the risk of incomplete, inaccurate, false, and/or fraudulent statements to the FAA.
11.The United States has determined that Boeing’s failure to identify and adjust its ethics and compliance program to address the anti-fraud risks attendant to out-of-sequence work violated its obligation to meet the compliance program standards required by DPA Attachment C, including Paragraphs 1, 4, and 5.
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B.Completeness of Records
12.Boeing’s airworthiness certifications to the FAA rely on the completeness and accuracy of Boeing’s build records and the effectiveness of related manufacturing and quality processes. If installed parts are later removed during manufacturing, Boeing policy requires Boeing employees to document the removal in certain written records. The creation of a removal record initiates a process to ensure proper reinstallation of the part and record the individuals involved in removal, reinstallation, and reinspection. If a removal record was not completely resolved in Boeing’s computer systems, including reinstallation and reinspection, a Boeing employee would not certify an aircraft as airworthy to the FAA.
13.A failure to create a removal record prevents Boeing from verifying that parts are correctly or completely re-installed and that its certification stating that the plane is “airworthy” is accurate. This recordkeeping failure could also undermine Boeing’s processes for effectively responding to, investigating, and remediating potential allegations of violations of the U.S. fraud laws or the Company’s compliance code, policies, and procedures, in part because Boeing could lack records of who was involved in removing, reinstalling, and reinspecting disturbed installations and what they did. See DPA Attachment C ¶ 10.
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14.Boeing received numerous reports of incidents of non-compliance with its policy governing removals throughout the DPA term. In addition, since 2019, the FAA has issued numerous formal or informal actions to Boeing related to Boeing’s policy governing removals. Compliance was not sufficiently involved in root cause analysis, remediation, or risk mitigation related to this process, notwithstanding the (1) impact non-compliance with Boeing’s policy governing removals could have on Boeing’s representations regarding its aircraft, and (2) recordkeeping consequences. Boeing failed to meet the compliance program standards required by DPA Attachment C, including Paragraphs 3, 4, and 5.
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C.Stamping Issues in Build Records
15.Throughout the build process, Boeing mechanics and inspectors affirm (or “stamp”) that they have completed work in conformance with requirements. Stamped manufacturing and quality records are important for Boeing’s certification to the FAA that an aircraft is airworthy. All build plans and required inspections must be stamped by Boeing employees as complete to requirements before a Boeing employee certifies an aircraft as airworthy to the FAA. Boeing relies on those build and quality stamping records to certify to the FAA that an aircraft is airworthy. False statements in Boeing’s build records pose a fraud risk because they could undermine the completeness, accuracy, and truthfulness of Boeing’s representations and certifications to the FAA regarding its aircraft, among other issues. Boeing received hundreds of reports of stamping non-compliance through its internal reporting channels. Boeing Compliance identified this anti-fraud risk during the DPA term and issued training and communications throughout the Company in response to the risk. Despite awareness of stamping non-compliance reports, Boeing did not conduct sufficient testing to evaluate whether its stamping integrity communications and training efforts were effective in practice and stamping issues persisted.
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16.In or around April 2024, Boeing disclosed to the Fraud Section false stamping during the DPA term at the Boeing 787 manufacturing facility in Charleston, South Carolina. The false stamps caused Boeing’s quality management systems to reflect that all required steps were complete, when they were not. Employees involved in the false stamping did not understand Boeing’s stamping policy, were not familiar with its requirements, and were not effectively trained on it. Because the build and quality records are the cornerstone of Boeing’s certification that aircraft conform to their approved type design, the lack of understanding by Boeing employees of the importance of and requirements for stamping integrity calls into question the effectiveness of Boeing’s anti-fraud compliance program with respect to the certifications.
17.These reported stamping issues highlighted several shortcomings in Boeing’s anti-fraud compliance program with respect to stamping integrity, including the following weaknesses:
•Boeing did not effectively evaluate its stamping policy to ensure it was effective. Specifically, Boeing failed to measure employee understanding of the policy, including whether employees understood that stamping, build, and quality records were the basis for Boeing’s certification to the FAA of airworthiness.
•Boeing did not effectively ensure compliance with its stamping policy.
•Boeing did not implement enhanced or remedial controls to prevent or detect stamping policy violations. Rather, Boeing continued to rely on its existing build and inspection record process to support its certification to the FAA of aircraft airworthiness.
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18.Complete, accurate, and truthful build records are the basis for Boeing’s certification of airworthiness to the FAA. In the face of known manufacturing, quality, safety, and anti-fraud risks which undermine the completeness, accuracy, and truthfulness of those records, Boeing failed to implement additional or sufficient controls concerning the risk that certifications of airworthiness to the FAA could be incomplete, inaccurate, false and/or fraudulent and that aircraft delivered to its customers “conform[] to its type design and is in a condition for safe operation,” in violation of the compliance program standards required by DPA Attachment C, including Paragraphs 3, 4, and 5.

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ATTACHMENT A-2
STATEMENT OF FACTS
1.The following Statement of Facts is incorporated by reference as part of the Non-Prosecution Agreement between the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”), the United States Attorney’s Office for the Northern District of Texas (the “USAO-NDTX”) and The Boeing Company (“Boeing” or the “Company”). The Company hereby agrees and stipulates that the following information is true and accurate. The Company admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below. The following facts establish beyond a reasonable doubt the offense with which Boeing is charged in the criminal Information, Conspiracy to Defraud the United States, in violation of Title 18, United States Code, Section 371, as well as the pecuniary gross gain the Company derived from committing the offense:
Background
At all times relevant to this Statement of Facts, with all dates being approximate and inclusive:
Boeing’s New Airplane: The 737 MAX
2.Boeing was a U.S.-based multinational corporation that designed, manufactured, and sold commercial airplanes to airlines worldwide. Boeing operated from various locations, including in and around Seattle, Washington.
3.Boeing’s airline customers included major U.S.-based airlines headquartered in the Northern District of Texas and elsewhere.
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4.The Boeing 737 was a commercial airplane that could seat approximately 200 passengers and was one of Boeing’s best-selling airplane models. Boeing began designing, manufacturing, and selling the Boeing 737 in the 1960s. Over time, Boeing designed, manufactured, and sold new versions of the Boeing 737 to its airline customers, including major U.S.-based airlines.
5.In or around June 2011, Boeing began developing and marketing a new version of its Boeing 737 called the 737 MAX. The 737 MAX was designed by Boeing as a competitive answer to a new version of an airplane developed by one of Boeing’s top rivals in commercial airplanes, Company-1. Like the new version of Company-1’s airplane, the 737 MAX promised increased fuel efficiency over its prior version, the 737 Next Generation (“737 NG”). With this increased efficiency, the 737 MAX offered fuel-cost savings for airlines.
The FAA AEG’s Role in Determining Pilot “Differences Training” for New Airplanes
6.Before any U.S.-based airline could operate a new commercial airplane, U.S. regulations required the Federal Aviation Administration (“FAA”), an organization within the United States Department of Transportation, to evaluate and approve the airplane for commercial use. Without this approval, a U.S.-based airline would not be permitted to operate the airplane.
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7.As part of this evaluation and approval process, the FAA had to make two distinct determinations: (i) whether the airplane met U.S. federal airworthiness standards; and (ii) what minimum level of pilot training would be required for a pilot to fly the airplane for a U.S.-based airline. These two determinations were made by entirely different groups within the FAA that were composed of different personnel with different organizational structures and different reporting lines.
8.The FAA Aircraft Evaluation Group (“AEG”) was principally responsible for determining the minimum level of pilot training required for a pilot to fly the airplane for a U.S.-based airline. To make that determination, the FAA AEG compared the new version of the airplane (such as the 737 MAX) to a similar, prior version of the airplane (such as the 737 NG). After evaluating the differences between the new and prior versions of the airplane, the FAA AEG mandated the minimum level of pilot training, known as “differences training,” for the new version.
9.Based on the nature and extent of the differences between the new and prior version of the airplane, the FAA AEG assigned a level of differences training ranging from “Level A” through “Level E.” These levels of differences training ranged in rigor, with “Level A” being the least intensive and “Level E” being the most intensive. As relevant here, “Level B” differences training generally included computer-based training (“CBT”) training, and “Level D” differences training generally included full-flight simulator training.
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10.At the conclusion of the FAA’s evaluation of the new version of the airplane, the FAA AEG published a Flight Standardization Board Report (“FSB Report”). Among other things, the FSB Report contained relevant information about certain airplane systems and parts that the airplane manufacturer was required to incorporate into airplane manuals and pilot-training materials for all U.S.-based airlines that would fly the airplane. The FSB Report also contained the FAA AEG’s differences-training determination.
Boeing’s 737 MAX Chief Technical Pilots
11.Boeing’s 737 MAX Flight Technical Team was principally responsible for identifying and providing to the FAA AEG all information that was relevant to the FAA AEG in connection with the FAA AEG’s publication of the 737 MAX FSB Report. The 737 MAX Flight Technical Team was separate and distinct from another group within Boeing that was responsible for providing information to the FAA for certification of whether the airplane met U.S. federal airworthiness standards.
12.From in or around early 2012 until in or around early 2014, Boeing Employee-1 was a Technical Pilot for Boeing’s 737 MAX Flight Technical Team. In or around early 2014, Boeing Employee-1 became Boeing’s 737 MAX Chief Technical Pilot. In that role, Boeing Employee-1 led the 737 MAX Flight Technical Team. In or around July 2018, Boeing Employee-1 left Boeing to work for a major U.S.-based airline.
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13.From in or around mid-2014 until in or around July 2018, Boeing Employee-2 was a Technical Pilot for Boeing’s 737 MAX Flight Technical Team. In or around July 2018, after Boeing Employee-1 left Boeing, Boeing Employee-2 became Boeing’s 737 MAX Chief Technical Pilot. In that role, Boeing Employee-2 led the 737 MAX Flight Technical Team.
14.Boeing Employee-1 and Boeing Employee-2 understood that the FAA AEG relied on them, as members of Boeing’s 737 MAX Flight Technical Team, to identify and provide to the FAA AEG all information that was relevant to the FAA AEG in connection with the FAA AEG’s publication of the 737 MAX FSB Report, including information that could impact the FAA AEG’s differences-training determination.
15.Boeing Employee-1 and Boeing Employee-2 also understood that, because flight controls were vital to flying modern commercial airplanes, differences between the flight controls of the 737 NG and the 737 MAX were especially important to the FAA AEG for purposes of its publication of the 737 MAX FSB Report and the FAA AEG’s differences-training determination.
Overview of the Conspiracy to Defraud the FAA AEG
16.From at least in and around November 2016 through at least in and around December 2018, in the Northern District of Texas and elsewhere, Boeing, through Boeing Employee-1 and Boeing Employee-2, knowingly, and with intent to defraud, conspired to defraud the FAA AEG.
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17.At all times during the conspiracy, Boeing Employee-1 and Boeing Employee-2 were acting within the scope of their employment and with the intention, at least in part, to benefit Boeing. The purpose of the conspiracy was to defraud the FAA AEG by impairing, obstructing, defeating, and interfering with the lawful function of the FAA AEG by dishonest means in connection with its publication of the 737 MAX FSB Report and its differences-training determination for the Boeing 737 MAX, in order to bring about a financial gain to Boeing and to benefit Boeing Employee-1 and Boeing Employee-2 in connection with the Boeing 737 MAX.
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Lead-Up to the Conspiracy and Scheme to Defraud
Boeing’s Financial Incentive to Secure No Greater than “Level B” Differences Training in the 737 MAX FSB Report

18.As Boeing knew, “Level B” differences training was significantly less expensive for airlines to complete than “Level D.” For example, a pilot could complete “Level B” differences training from anywhere in the world in a matter of hours using a computer or tablet. In contrast, a pilot could complete “Level D” differences training only by appearing in person wherever the pilot’s airline operated a full-flight simulator. Apart from the cost of acquiring one or more multimillion-dollar simulators and other related expenses, airlines that were required by the FAA AEG to train pilots on a full-flight simulator could also lose revenue that the pilot might otherwise have generated from flying airline passengers during that time. Accordingly, if the FAA AEG required a less rigorous level—such as “Level B”—of differences training for the 737 MAX in the 737 MAX FSB Report, the 737 MAX would be a more attractive option for Boeing’s airline customers already flying the 737 NG than switching to an entirely new airplane, such as the new version of Company-1’s airplane, as such customers would save significant money in pilot-training costs by transitioning to the 737 MAX.
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19.Principally for this reason, Boeing’s stated objectives in designing the 737 MAX included securing the FAA AEG’s determination to require no greater than “Level B” differences training in the 737 MAX FSB Report. Boeing Employee-1 and Boeing Employee-2 understood as much. For example, in or around November 2014, Boeing Employee-2 wrote in an internal Boeing electronic chat communication to Boeing Employee-1 that “nothing can jepordize [sic] level b[.]” In or around December 2014, Boeing Employee-1 wrote in an email to another Boeing employee that “if we lose Level B [it] will be thrown squarely on my shoulders. It was [Boeing Employee-1], yes [Boeing Employee-1]! Who cost Boeing tens of millions of dollars!”
The Maneuvering Characteristics Augmentation System (“MCAS”)
20.To achieve its promised fuel efficiency, the 737 MAX used larger engines than the 737 NG. These larger engines, and their placement under the airplane’s wings, meant that the aerodynamics of the 737 MAX differed from those of the 737 NG.
21.These different aerodynamics created a new handling characteristic for the 737 MAX that caused the 737 MAX’s nose to pitch up during a certain flight maneuver called a high-speed, wind-up turn. A high-speed, wind-up turn generally involved sharply turning the airplane at high speed (approximately Mach 0.6-0.8) in a corkscrew-like pattern.
22.A high-speed, wind-up turn was a “certification” maneuver, that is, a maneuver outside the limits of what the 737 MAX would be expected to encounter during a normal commercial passenger flight. Nevertheless, if Boeing did not fix the 737 MAX’s pitch-up characteristic in high-speed, wind-up turns, the FAA could determine that the 737 MAX did not meet U.S. federal airworthiness standards.
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23.To fix this pitch-up characteristic, Boeing created MCAS and incorporated it as a part of the 737 MAX’s flight controls. In operation, MCAS would automatically cause the airplane’s nose to pitch down by adjusting the 737 MAX’s horizontal stabilizer (a horizontal tail located near the rear of the airplane). As originally designed, MCAS could only activate during a high-speed, wind-up turn.
Boeing Employee-1 and Other Boeing Employees Told the FAA AEG that MCAS was Limited to High-Speed, Wind-Up Turns

24.In or around June 2015, Boeing Employee-1 and other Boeing employees briefed the FAA AEG on MCAS. During this briefing, Boeing described MCAS as a system that could only activate during a high-speed, wind-up turn. After the briefing, Boeing Employee-1 and another Boeing employee further discussed MCAS with an FAA AEG employee (“FAA AEG Employee-1”) and reiterated to FAA AEG Employee-1 the limited operational scope of MCAS.
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Boeing Subsequently Expanded MCAS’s Operational Scope Beyond High-Speed, Wind-Up Turns

25.Subsequently, Boeing expanded MCAS’s operational scope, including the speed range within which MCAS could activate, significantly altering its original design. Among other things, when the airplane registered a high angle of attack, the change expanded the speed range within which MCAS could activate from approximately Mach 0.6-0.8 to approximately Mach 0.2-0.8—that is, from only high-speed flight to nearly the entire speed range for the 737 MAX, including low-speed flight, which generally occurs at a lower altitude and in and around takeoff and landing. Boeing disclosed this expansion to FAA personnel, but only to those personnel who were responsible for determining whether the 737 MAX met U.S. federal airworthiness standards. Boeing did not disclose the expansion to the FAA AEG personnel responsible for publishing the 737 MAX FSB Report and making the training-related determination.
Boeing Advocated for the FAA AEG to Publish the 737 MAX FSB Report with No Greater Than “Level B” Differences Training

26.On or about August 16, 2016, before the FAA AEG published the 737 MAX FSB Report, the FAA AEG issued a provisional “Level B” differences-training determination for the 737 MAX. At the time of this provisional determination, the FAA AEG was unaware that Boeing had expanded MCAS’s operational scope.
27.On or about the same day, Boeing Employee-1 recognized Boeing’s achievement in an email to Boeing employees, including Boeing Employee-2, and wrote that the FAA AEG’s provisional determination “culminates more than 3 years of tireless and collaborative efforts across many business units” and that the 737 MAX program management “is VERY happy.”
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28.As Boeing Employee-1 and Boeing Employee-2 knew, the FAA AEG based its provisional “Level B” differences training for the 737 MAX in part on its understanding that MCAS could only activate during the limited operational scope of a high-speed, wind up turn.
29.Boeing Employee-1 and Boeing Employee-2 also understood, as Boeing Employee-1 acknowledged in his email on or about August 16, 2016, that the FAA AEG’s “Level B” differences determination for the 737 MAX was only a “provisional approval [. . .] assuming no significant systems changes to the airplane.”
30.For example, in an email to Boeing employees including Boeing Employee-2 discussing a potential change to another part of the 737 MAX’s flight controls on or about November 10, 2016, Boeing Employee-1 emphasized that “[o]ne of the Program Directives we were given was to not create any differences [. . .]. This is what we sold to the regulators who have already granted us the Level B differences determination. To go back to them now, and tell them there is in fact a difference [. . .] would be a huge threat to that differences training determination.”
The Conspiracy Begins
“Shocker Alert”: Boeing Employee-1 and Boeing Employee-2 Discovered MCAS’s Expanded Operational Scope

31.On or about November 15, 2016, during a test flight of the 737 MAX in a simulator, Boeing Employee-1 experienced what Boeing Employee-1 recognized as MCAS operating at lower speed. Boeing Employee-1 further recognized that this lower-speed operation was different from what Boeing had briefed and described to the FAA AEG.
32.On or about that same day, Boeing Employee-1 and Boeing Employee-2 discussed MCAS in an internal Boeing electronic chat communication, writing in part:
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Boeing Employee-1: Oh shocker alerT! [sic] / MCAS is now active down to [Mach] .2 / It’s running rampant in the sim on me / at least that’s what [a Boeing simulator engineer] thinks is happening

Boeing Employee-2: Oh great, that means we have to update the speed trim description in vol 2

Boeing Employee-1: so I basically lied to the regulators (unknowingly)

Boeing Employee-2: it wasn’t a lie, no one told us that was the case

33.At this point, Boeing Employee-1 and Boeing Employee-2 recognized that the FAA AEG was under the misimpression that MCAS operated only during a high-speed, wind up turn and could not operate at lower Mach speeds, such as at Mach 0.2. Boeing Employee-1 and Boeing Employee-2 therefore knew, at least as of the time of this chat communication, that the FAA AEG’s provisional “Level B” differences-training determination had been based in part on outdated and inaccurate information about MCAS.
34.Boeing Employee-1 and Boeing Employee-2 also knew that MCAS’s expanded operational scope was relevant to the FAA AEG’s decisions about the content of the 737 MAX FSB Report, including whether to include information about MCAS. Boeing Employee-1 and Boeing Employee-2 similarly understood that it was their responsibility to update the FAA AEG about any relevant changes to the 737 MAX’s flight controls—such as MCAS’s expanded operational scope.
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35.Despite knowing that the FAA AEG had issued its provisional “Level B” determination without any awareness that MCAS’s operational scope had been expanded to include high angle of attack conditions in nearly the entire speed range of ordinary commercial flight, Boeing Employee-1 and Boeing Employee-2 did not correct the FAA AEG’s understanding of MCAS’s operational scope or otherwise ensure that the FAA AEG’s “Level B” determination was based on an accurate understanding of MCAS’s operation. Instead, Boeing—through Boeing Employee-1 and Boeing Employee-2—intentionally withheld and concealed from the FAA AEG their knowledge of MCAS’s expanded operational scope.
Boeing, Through Boeing Employee-1 and Boeing Employee-2, Deceived the FAA AEG About MCAS’s Operational Scope and Told the FAA AEG to Delete MCAS from the 737 MAX FSB Report

36.For example, shortly after the simulated test flight described in paragraph 30, Boeing Employee-1 talked with FAA AEG Employee-1, who asked Boeing Employee-1 about the simulated test flight. Boeing Employee-1 intentionally withheld and concealed from FAA AEG Employee-1 the fact that MCAS’s operational scope had been expanded beyond what the FAA AEG relied upon when it issued its provisional “Level B” differences-training determination for the 737 MAX.
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37.Around the time that Boeing Employee-1 and Boeing Employee-2 discussed MCAS’s expanded operational scope, Boeing Employee-1 asked a Boeing senior engineer assigned to the 737 MAX program about MCAS’s operational scope. The senior engineer confirmed to Boeing Employee-1 that MCAS could activate beyond the limited operational scope of a high-speed, wind-up turn. The senior engineer suggested that Boeing Employee-1 contact certain subject-matter experts at Boeing for more specific information about MCAS’s operational scope.
38.On or about November 17, 2016, the FAA AEG emailed three Boeing employees, including Boeing Employee-1, Boeing Employee-2, and another Boeing employee, a draft of the forthcoming 737 MAX FSB Report. That same day, Boeing Employee-1 asked Boeing Employee-2 and the other Boeing employee to review the draft 737 MAX FSB Report “for any glaring issues.”
39.On or about November 22, 2016, the other Boeing employee emailed the draft 737 MAX FSB Report back to the FAA AEG with proposed edits. Boeing Employee-1 and Boeing Employee-2 were included on this email. Boeing Employee-1 included a proposed edit to delete a reference to MCAS, and wrote, “We agreed not to reference MCAS since it’s outside normal operating envelope.” Neither Boeing Employee-1 nor Boeing Employee-2 shared the fact of MCAS’s expanded operational scope with the FAA AEG or otherwise corrected the FAA AEG’s misimpression that MCAS’s operational scope was limited to high-speed, wind-up turns.
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40.In doing so, Boeing Employee-1 and Boeing Employee-2 deceived the FAA AEG into believing that the basis upon which the FAA AEG had initially “agreed” to remove any information about MCAS from the 737 MAX FSB Report—that MCAS could only activate during the limited operational scope of a high-speed, wind-up turn—remained the same. Boeing Employee-1 and Boeing Employee-2 withheld their knowledge of MCAS from the FAA AEG to avoid risking the FAA AEG taking any action that could threaten the differences-training determination for the 737 MAX.
41.On or about January 17, 2017, Boeing Employee-1 again reminded the FAA AEG in an email to delete any reference to MCAS from the forthcoming 737 MAX FSB Report, and wrote, “Flight Controls: Delete MCAS, recall we decided we weren’t going to cover it [. . .] since it’s way outside the normal operating envelope.” Again, Boeing Employee-1 deceived the FAA AEG into believing that the basis upon which the FAA AEG had initially “decided” to remove any information about MCAS from the 737 MAX FSB Report—that MCAS could only activate during the limited operational scope of a high-speed, wind-up turn—remained the same.
42.By concealing MCAS’s expanded operational scope from the FAA AEG, Boeing, through Boeing Employee-1 and Boeing Employee-2, defrauded, impaired, obstructed, defeated, and interfered with the FAA AEG’s lawful function to evaluate MCAS and to include information about MCAS in the 737 MAX FSB Report.
43.Based on Boeing’s misleading statements, half-truths, and omissions to the FAA AEG about MCAS, and in reliance on those statements and omissions, the FAA AEG agreed to delete all information about MCAS from the 737 MAX FSB Report.
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44.From in or around January 2017 through in or around July 2017 (when the 737 MAX FSB Report was published), Boeing Employee-1 and Boeing Employee-2 sent and caused to be sent emails to representatives of various Boeing airline customers that had agreed to purchase the 737 MAX, including major U.S.-based airlines. In these emails, Boeing Employee-1 and Boeing Employee-2 or members of their 737 MAX Flight Technical Team referenced and included drafts of the forthcoming 737 MAX FSB Report and airplane manuals and pilot-training materials for Boeing’s 737 MAX airline customers. None of these items contained any information about MCAS, consistent with Boeing Employee-1’s and Boeing Employee-2’s efforts to deceive the FAA AEG into deleting information about MCAS.
The FAA AEG Published the 737 MAX FSB Report Without Any Information about MCAS and Required No Greater than “Level B” Differences Training

45.On or about July 5, 2017, the FAA AEG published the first 737 MAX FSB Report, which included the FAA AEG’s “Level B” differences-training determination for the 737 MAX.
46.Because of Boeing’s intentional withholding of information from the FAA AEG, the final version of the 737 MAX FSB Report lacked information about MCAS, and relevant portions of this 737 MAX FSB Report were materially false, inaccurate, and incomplete. In turn, airplane manuals and pilot-training materials for U.S.-based airlines lacked information about MCAS, and relevant portions of these manuals and materials were similarly materially false, inaccurate, and incomplete as a result.
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47.After the FAA AEG published the final version of the 737 MAX FSB Report, Boeing continued to sell, and Boeing’s U.S.-based airline customers were permitted to fly, the 737 MAX. Pilots flying the 737 MAX for Boeing’s airline customers were not provided any information about MCAS in their airplane manuals and pilot-training materials.
Lion Air Flight 610: The First 737 MAX Crash Exposed MCAS’s Operational Scope

48.On October 29, 2018, Lion Air Flight 610, a Boeing 737 MAX, crashed shortly after takeoff into the Java Sea near Indonesia. All 189 passengers and crew on board died.
49.Following the Lion Air crash, the FAA AEG learned that MCAS activated during the flight and may have played a role in the crash. The FAA AEG also learned for the first time about MCAS’s expanded operational scope.
50.In and around the same time, Boeing employees, including Boeing Employee-2, met with personnel from the FAA AEG to discuss, among other things, MCAS’s operational scope. After that meeting, Boeing Employee-2 told FAA AEG Employee-1 that he was previously unaware of MCAS’s expanded operational scope and otherwise misled FAA AEG Employee-1 about Boeing Employee-2’s prior knowledge of MCAS.
A-2-17

51.Also, in and around the same time, Boeing Employee-2 caused Boeing to present a false and misleading presentation to the FAA AEG about MCAS. Boeing investigated, among other things, what information Boeing Employee-1 and Boeing Employee-2 provided to the FAA AEG about MCAS. In connection with this investigation, Boeing Employee-2 caused Boeing to represent in a presentation to the FAA AEG that, during the training-evaluation process, Boeing and the FAA AEG had “discussed and agreed on [the] removal of MCAS” from the 737 MAX FSB Report and associated materials. This representation was misleading because Boeing Employee-2 had failed to disclose the “shocker alert” chat communication and the fact that the FAA AEG was deprived of relevant information about MCAS.
52.Following the Lion Air crash, Boeing proposed changes to the operational scope of MCAS, and the FAA AEG worked with Boeing to evaluate these changes to MCAS for purposes of pilot training.
Ethiopian Airlines Flight 302: The Second 737 MAX Crash and the Grounding of the Fleet

53.On March 10, 2019, Ethiopian Airlines Flight 302, a Boeing 737 MAX, crashed shortly after takeoff near Ejere, Ethiopia. All 157 passengers and crew on board died. Following the Ethiopian Airlines crash, the FAA AEG learned that MCAS activated during the flight and may have played a role in the crash.
54.On March 13, 2019, the 737 MAX was officially grounded in the United States, indefinitely halting further flights of this airplane by any U.S.-based airline.
A-2-18

Boeing’s Pecuniary Gross Gain

55.Boeing derived a pecuniary gross gain of $243,600,000 by committing the offense with which it is charged in the criminal Information. This amount represents Boeing’s cost-savings from its above-described conduct associated with the implementation of full-flight simulator training for the 737 MAX.
*    *    *

A-2-19

ATTACHMENT B

CERTIFICATE OF BOARD APPROVAL

    WHEREAS, The Boeing Company (the “Company”) has been engaged in discussions with the United States Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Northern District of Texas (collectively, the “Offices”) regarding issues arising in relation to the Offices’ investigation of violation of U.S. fraud laws by certain of the Company’s employees;
    WHEREAS, on January 7, 2021 in the U.S. District Court for the Northern District of Texas, 4:21-cr-00005-O, the Offices filed a one-count Information (the “Information”) charging the Company with one count of Conspiracy to Defraud the United States, in violation of Title 18, United States Code, Section 371;
    WHEREAS, on January 7, 2021, the Offices deferred prosecution of the Information pursuant to a deferred prosecution agreement (the “DPA”), 4:21-cr-00005-O, Dkt. No. 4;
    WHEREAS, on May 14, 2024, the Offices determined that the Company breached the DPA;
    WHEREAS, the Company has been engaged in discussions with the Offices regarding the Offices’ determination that the Company breached the DPA;
    WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a non-prosecution agreement with the Offices (the “Agreement”) and the Offices move to dismiss the Information without prejudice, and the Company consents to the same;
    WHEREAS, the Board of Directors of the Company (the “Board”) has been extensively briefed on discussions with the Offices regarding an agreement to resolve the Offices’ investigation and determination that the Company breached the DPA;

    WHEREAS, the Board was informed of the principal terms of the potential agreement by the Chief Legal Officer of the Company, together with outside counsel for the Company; and such counsel have advised the Board of the Company’s rights, possible defenses, and the consequences of entering into the Agreement with the Offices and consenting to the motion to dismiss without prejudice; and the Board agreed that the Company should enter into an agreement on those terms and delegated to the President and Chief Executive Officer, the Chief Legal Officer, and other management the authority to finalize and execute the Agreement consistent with the principal terms briefed to the Board and subject to the final approval of the Chair of the Board;
    WHEREAS, the Chair of the Board has reviewed documents relevant to the Agreement, and has been advised that the material terms of the final documents are consistent with the terms of the Agreement previously described to the Board;
    Therefore, the Chair of the Board of Directors to whom the Board delegated authority has provided approval as to the following:
1.The Company agrees and consents to dismissal of the Information without prejudice and agrees that the Company is not a prevailing party for purposes of the Hyde Amendment;

2.The Company (a) enters into this non-prosecution agreement (“Agreement”) with the Offices; (b) agrees to pay an overall criminal monetary penalty amount of $487,200,000, which reflects a fine at the top of the applicable Sentencing Guidelines fine range and the maximum fine allowable under Title 18, United States Code, Sections 371 and 3571(c), including credit for the $243,600,000 previously paid by the Company pursuant to the DPA, resulting in a remaining criminal penalty to be paid by the Company of $243,600,000, which will be paid to the United States Treasury, and to pay such penalty in accordance with terms set forth in the Agreement and with respect to the conduct described in the Statement of Facts in Attachment A-2; (c) agrees to pay victim compensation to the heirs, relatives, and/or legal beneficiaries of the crash victims of Lion Air Flight 610 and Ethiopian Airlines Flight 302 (collectively, “Crash Victim Families”) in the amount of $444.5 million; (d) agrees to make a sustained monetary investment in its compliance and safety programs of at least $455,000,000 as set forth in the Agreement; (e) agrees to retain an Independent Compliance Consultant to assess the Company’s progress regarding remediation and implementation of the compliance measures described in Attachment C to the Agreement, in accordance with Attachment D to the Agreement; (f) agrees to ensure that its Board of Directors holds a meeting with the Crash Victim Families, should they wish to attend, and their legal representatives; (g) agrees to cooperate with and report to the Offices in accordance with the Agreement; and (h) agrees to continue to implement a compliance and ethics program reasonably designed, implemented, and enforced to prevent and detect violations of U.S. fraud laws throughout its operations, including, but not limited to, the minimum elements set forth in Attachment C of the Agreement.

3.The Company accepts the terms and conditions of this Agreement, including, but not limited to, (a) a knowing waiver for purposes of this Agreement and any charges by the United States arising out of the conduct described in the attached Statement of Facts of any objection with respect to venue in the United States District Court for the Northern District of Texas; and (b) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Offices prior to the date on which the NPA was signed that is not time-barred by the applicable statute of limitations on the date of the signing of the NPA;
4.Mr. Ortberg, is authorized, empowered, and directed, on behalf of the Company to execute the Agreement consistent with the principal terms briefed to the Board of Directors, and to agree and consent to dismissal of the Information without prejudice;
5.Mr. Ortberg is authorized, empowered, and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms, or provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing approval; and
6.All of the actions of Mr. Ortberg which actions were authorized by the approval, are severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.
Date: May 28, 2025________        By:    /s/ John Demers_____________________
    John Demers
    Corporate Secretary
    The Boeing Company

ATTACHMENT C
CORPORATE COMPLIANCE PROGRAM
In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with U.S. fraud laws in connection with interactions with any domestic or foreign government agency, including the integration of its ethics and compliance program with its safety and quality programs as designed to deter violations of anti-fraud laws or policies, The Boeing Company (the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.
Where necessary and appropriate, the Company agrees to modify its compliance program, including internal controls, compliance policies, and procedures in order to maintain: (a) an effective system of internal controls designed to ensure the completeness and accuracy of records pertaining to interactions with any domestic or foreign government agency; and (b) a rigorous anti-fraud compliance program that incorporates relevant internal controls, compliance policies, and procedures in order to maintain an effective compliance program that is designed, implemented, and enforced to effectively deter and detect violations of U.S. fraud laws. The contemplated improvements to the Company’s ethics and compliance program discussed herein include a commitment by the Company to the integration of its ethics and compliance program with its safety and quality programs for the purpose of deterring violations of anti-fraud laws or policies. At a minimum, this should include, but not be limited to, the following elements, to the extent they are not already part of the Company’s existing internal controls, compliance code, policies, and procedures:

Commitment to Compliance
1.The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to compliance with its corporate policy against violations of U.S. fraud laws, its compliance policies, and its Code of Conduct, and demonstrate rigorous support for compliance principles via their actions and words.
2.The Company will ensure that mid-level management throughout its organization reinforce leadership’s commitment to compliance policies and principles and encourage employees to abide by them. The Company will create and foster a culture of ethics and compliance with the law in their day-to-day operations at all levels of the Company.
Periodic Risk Assessment and Review
3.The Company will implement a risk management process to identify, analyze, and address the individual circumstances of the Company, in particular the fraud risks facing the Company.
4.On the basis of its periodic risk assessment, the Company shall take appropriate steps to design, implement, or modify each element of its compliance program to reduce the risk of violations of U.S. fraud laws, its compliance policies, and its Code of Conduct.
Policies and Procedures
5.The Company will develop and promulgate a clearly articulated and visible corporate policy against violations of U.S. fraud laws, which shall be memorialized in a written compliance policy or policies.

6.The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of U.S. fraud laws and the Company’s compliance policies and Code of Conduct, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violations of U.S. fraud laws by personnel at all levels of the Company. These anti-fraud policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company, including all agents and business partners. The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the Company.
7.The Company will ensure that it has a system of internal controls reasonably designed to ensure the completeness and accuracy of records pertaining to interactions with any domestic or foreign government agency.
8.The Company shall review its anti-fraud compliance policies and procedures as necessary to address changing and emerging risks and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.

Independent, Autonomous, and Empowered Oversight
9.The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s anti-fraud compliance policies and procedures. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, the Company’s Board of Directors, or any appropriate committee of the Company’s Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources, authority, and support from senior leadership to maintain such autonomy.
Training and Guidance
10.The Company will implement mechanisms designed to ensure that its Code of Conduct and anti-fraud compliance policies and procedures are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a fraud risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) metrics for measuring knowledge retention and effectiveness of the training. The Company will conduct training in a manner tailored to the audience’s size, sophistication, or subject matter expertise and, where appropriate, will discuss prior compliance incidents.
11.The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s anti-fraud compliance policies and procedures, including when they need advice on an urgent basis.

Confidential Reporting Structure and Investigation of Misconduct
12.The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting concerning violations of the Company’s Code of Conduct or anti-fraud compliance policies and procedures and protection of directors, officers, employees, and, where appropriate, agents and business partners, who make such reports. To ensure effectiveness, the Company commits to following applicable anti-retaliation and whistleblower protection laws, and to appropriately training employees on such laws.
13.The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of U.S. fraud laws or the Company’s anti-fraud compliance policies and procedures.
Compensation Structures and Consequence Management
14.The Company will implement clear mechanisms to incentivize behavior amongst all directors, officers, employees, and, where necessary and appropriate, parties acting on behalf of the Company that comply with its corporate policy against violations of the anti-fraud laws, its compliance policies, and its Code of Conduct. These incentives shall include, but shall not be limited to, the implementation of criteria related to compliance in the Company’s compensation and bonus system.

15.The Company will institute appropriate disciplinary procedures to address, among other things, violations of the anti-fraud laws and the Company’s Code of Conduct and anti-fraud compliance policies and procedures by the Company’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures designed to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and designed to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, Code of Conduct, and compliance policies and procedures and making modifications necessary to ensure the overall anti-fraud compliance program is effective.
Third-Party Management
16.The Company will institute appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:
a.properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;
b.informing agents and business partners of the Company’s commitment to abiding by U.S. fraud laws, and of the Company’s Code of Conduct and anti-fraud compliance policies and procedures; and
c.seeking a reciprocal commitment from agents and business partners.

17.Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of U.S. fraud laws, which may, depending upon the circumstances, include: (a) representations and undertakings relating to compliance with U.S. fraud laws; (b) rights to conduct audits of the records of the agent or business partner to promote compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of U.S. fraud laws, the Company’s Code of Conduct or compliance policies or procedures, or the representations and undertakings related to such matters.
Mergers and Acquisitions
18.The Company will develop and implement policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk-based due diligence on potential new business entities, including appropriate U.S. fraud law due diligence by legal, accounting, and compliance personnel.
19.The Company will apply its Code of Conduct and compliance policies and procedures regarding U.S. fraud laws as quickly as is practicable to newly acquired businesses or entities merged with the Company and will promptly:
a.train the directors, officers, employees, agents, and business partners consistent with Paragraph 10 above on U.S. fraud laws and the Company’s compliance policies and procedures regarding U.S. fraud laws;
b.where warranted, conduct a fraud-specific audit of all newly acquired or merged businesses as quickly as practicable; and
c.where warranted, establish a plan to integrate the acquired businesses or entities into the Company’s enterprise resource planning systems as quickly as practicable.

Monitoring and Testing
20.The Company will conduct periodic reviews and testing of all elements of its compliance program to evaluate and improve their effectiveness in preventing and detecting violations of U.S. fraud laws and the Company’s Code of Conduct and anti-fraud compliance policies and procedures, taking into account relevant developments in the field and evolving international and industry standards.
21.The Company will ensure that compliance and control personnel have sufficient direct or indirect access to relevant sources of data to allow for timely and effective monitoring and/or testing of transactions.
Analysis and Remediation of Misconduct
22.The Company will conduct a root cause analysis of misconduct, including prior misconduct, to identify any systemic issues and/or any control failures. The Company will timely and appropriately remediate the root causes of misconduct. The Company will ensure that root causes, including systemic issues and control failures, and relevant remediations are shared with management as appropriate.

ATTACHMENT D
ENHANCED COMPLIANCE REPORTING REQUIREMENTS AND INDEPENDENT COMPLIANCE CONSULTANT

The Boeing Company (the “Company”) agrees that it will report to the United States Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Northern District of Texas (collectively, the “Offices”), periodically.
As required under Paragraph 9 of the Agreement, during the Term, the Company shall review, test, and update its compliance program and internal controls, policies, and procedures described in Attachment C. The Company shall be required to conduct at least two reviews. To assist in the reviews, the Company shall retain an independent compliance consultant as described below (“Independent Compliance Consultant”). The Independent Compliance Consultant will assist the Company in assessing the effectiveness of the Company’s compliance program and internal controls, observe the Company’s self-testing, make recommendations to the Company that are reasonably designed to improve the effectiveness of the Company’s program for ensuring compliance with U.S. fraud laws, and submit to the Offices at least two reports regarding the Company’s review, remediation, implementation, and testing of its Compliance Program, all as described further below. The Company and Independent Consultant shall, at not less than three-month intervals during the Term, meet with the Offices regarding remediation, implementation, and testing of the Company’s compliance program and internal controls, policies, and procedures described in Attachment C.

1.In conducting the reviews, the Company shall undertake the following activities, among others: (a) inspection of relevant documents, including the Company’s current policies, procedures, and training materials concerning compliance with U.S. fraud laws; (b) inspection and testing of the Company’s systems, procedures, and internal controls, including record keeping and internal audit procedures at sample sites; (c) meetings with, and interviews of, relevant current and, where appropriate, former directors, officers, employees, business partners, agents, and other persons; and (d) analyses, studies, and, comprehensive testing of the Company’s compliance program.
2.Prior to conducting each review, the Company and the Independent Compliance Consultant shall be required to prepare and submit to the Offices a joint workplan for the review. The workplan shall specify the role that each party shall play in carrying out the necessary activities to complete the review and report. The Offices shall have thirty (30) calendar days after receipt of the written work plan to provide comments.

3.The Independent Compliance Consultant shall be retained for the Term specified in Paragraph 5 of the Agreement. The Independent Compliance Consultant’s responsibility is to assess and support the Company’s compliance with Paragraphs 8 and 9 of the Agreement, including the Corporate Compliance Program in Attachment C, as necessary to address and reduce the risk of any recurrence of the Company’s misconduct, as described in Attachment A-2, and to address the Offices’ basis for breach, as described in Attachment A-1. During the term of the Agreement, the Independent Compliance Consultant will assist the Company in assessing the effectiveness of the Company’s compliance program and internal controls, record-keeping, policies, and procedures as they relate to the Company’s current and ongoing compliance with U.S. fraud laws, particularly in connection with interactions with any domestic or foreign government agency, including integration of its compliance program with its safety and quality programs as necessary to detect and deter violations of anti-fraud laws or policies. The Independent Compliance Consultant will observe and assess the Company’s self-testing and compliance with Attachment C (Corporate Compliance Program) of this Agreement.
4.The Independent Compliance Consultant is not intended to supplant the oversight authority of the Federal Aviation Administration (FAA)—or that of any pertinent foreign aviation regulator, e.g., the European Union Aviation Safety Agency—including over matters related to design, engineering, manufacturing, and safety. The same is true as to the authority of the National Transportation Safety Board. As a result, the Independent Compliance Consultant will not substantively review the Company’s design, engineering, or manufacturing processes and decisions, or the correctness of any of the Company’s decisions relating to compliance with the FAA’s regulatory regime.

5.The Independent Compliance Consultant shall make recommendations to the Company that are reasonably designed to improve the effectiveness of the Company’s program for ensuring compliance with U.S. fraud laws. The Independent Compliance Consultant should consult with the Company concerning his or her findings and recommendations on an ongoing basis. The Company maintains ultimate decision making over the implementation of any particular recommendation and shall provide to the Offices the reasons for not implementing any recommendation.
6.By no later than one year from the date the Independent Compliance Consultant is retained, the Independent Compliance Consultant shall submit to the Offices a report summarizing its observations regarding the Company’s review, remediation, implementation, and testing of its compliance program and internal controls, policies, and procedures described in Attachment C. The Independent Compliance Consultant’s reports shall also set forth a summary of its work, any recommendations, and the results of its efforts to assist the Company in ensuring that its compliance program is reasonably designed, implemented and enforced so that the program is effective in deterring and detecting violations of U.S. Fraud laws. The Independent Compliance Consultant shall provide a follow-up report no later than thirty (30) days before the end of the Term. The Offices shall consider the Independent Compliance Consultant’s reports in evaluating whether the Company has met its obligations under Attachment C.

7.The Company and the Independent Compliance Consultant shall meet with the Offices to discuss each report. At least every three (3) months, and more frequently if the Independent Compliance Consultant, the Company, and the Offices deem it appropriate, the Independent Compliance Consultant and the Company will meet with the Offices to discuss the status of the Independent Compliance Consultant’s work, and any suggestions, comments, or improvements the Independent Compliance Consultant and the Company may wish to discuss with or propose to the Offices. If the Independent Compliance Consultant believes it appropriate, he or she also can request a meeting with the Offices at any time including to discuss any recommendations that the Company does not believe it appropriate to implement, if that occurs.
8.The Company will submit to the Offices in writing a proposed Independent Compliance Consultant for the Offices’ evaluation and approval. The written proposal shall include the following:
a.a description of the proposed Independent Compliance Consultant’s qualifications and credentials, which shall include, at a minimum, (i) demonstrated expertise with respect to U.S. fraud laws, including experience counseling on anti-fraud compliance issues; and (ii) substantial demonstrated experience designing, evaluating, or administering corporate compliance programs and internal controls, including anti-fraud policies, procedures, and internal controls, for a publicly-traded company;
b.a written certification by the proposed Independent Compliance Consultant that he/she will not be employed by or be affiliated with the Company for a period of not less than two years from the date of the termination of the term of the Agreement; and

c.a written certification by the proposed Independent Compliance Consultant that he/she has no ongoing personal, professional, or financial interest in the Company or any legal matters involving the Company.
9.The Offices shall evaluate and decide whether to approve the proposed Independent Compliance Consultant within thirty (30) days of submission by Boeing. Such evaluation and approval will be based solely on the factors set forth above in Paragraph 8(a)-(c).
10.The Offices and the Company represent and commit that in exercising their decision-making authority under this Agreement with respect to the Independent Compliance Consultant evaluation, and approval, they will consider only the qualifications and merits of the candidates and will not take into account or otherwise engage in unlawful discrimination based on race, gender, or any other protected class.
11.The Company agrees that it will not employ or be affiliated with the Independent Compliance Consultant for a period of not less than two years from the date on which the Agreement’s term expires. Nor will the Company discuss with the Independent Compliance Consultant the possibility of further employment or affiliation during the term of the Agreement.

12.Submissions by the Independent Compliance Consultant and the Company, including any reports, will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the submissions could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement. For these reasons, among others, the submissions and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent the Offices determine in their sole discretion that disclosure would be in furtherance of the Offices discharge of their duties and responsibilities or is otherwise required by law.
13.(a)     Except as set forth below in sub-paragraphs (b), (c) and (d), should the Independent Compliance Consultant discover during the course of his or her engagement that the Company may have engaged in unlawful activity in violation of U.S. laws (“Potential Misconduct”), the Independent Compliance Consultant shall immediately report the Potential Misconduct to the Company’s Chief Legal Officer, Chief Compliance Officer, and/or Audit Committee for further action, unless the Potential Misconduct was already so disclosed. The Independent Compliance Consultant also may report Potential Misconduct to the Offices at any time, and shall report Potential Misconduct to the Offices when they request the information.
(b)    In some instances, the Independent Compliance Consultant should immediately report Potential Misconduct directly to the Offices and not to the Company. The presence of any of the following factors militates in favor of reporting Potential Misconduct directly to the Offices and not to the Company, namely, where the Potential Misconduct: (1) involves senior management of the Company or (2) involves obstruction of justice.

(c)    If the Independent Compliance Consultant believes that any Potential Misconduct has occurred and may constitute a crime (“Actual Misconduct”), the Independent Compliance Consultant shall immediately report the Actual Misconduct to the Offices. When the Independent Compliance Consultant discovers Actual Misconduct, the Independent Compliance Consultant shall disclose the Actual Misconduct solely to the Offices, and, in such cases, disclosure of the Actual Misconduct to the Chief Legal Officer, Chief Compliance Officer, and/or the Audit Committee of the Company should occur as the Offices and the Independent Compliance Consultant deem appropriate under the circumstances.
(d)    The Independent Compliance Consultant shall address in his or her reports the appropriateness of the Company’s response to disclosed Potential Misconduct or Actual Misconduct, whether previously disclosed to the Offices or not.
(e)     Further, if the Company or any entity or person working directly or indirectly for or on behalf of the Company withholds information necessary for the performance of the Independent Compliance Consultant’s responsibilities and the Independent Compliance Consultant believes that such withholding is without just cause, the Independent Compliance Consultant shall also immediately disclose that fact to the Offices and address the Company’s failure to disclose the necessary information in his or her reports.
(f)    Neither the Company nor anyone acting on its behalf shall take any action to retaliate against the Independent Compliance Consultant for any such disclosures or for any other reason.

14.Any disclosure by the Company to the Independent Compliance Consultant concerning evidence or allegations of violations of U.S. fraud laws shall not relieve the Company of any otherwise applicable obligation to truthfully disclose such matters to the Offices, pursuant to the Agreement. Notwithstanding any other provision of this Attachment, the Company shall retain its attorney-client privilege and work-product protections and in no event shall be required to waive its attorney-client privilege.

ATTACHMENT E
CERTIFICATION

To: United States Department of Justice
Criminal Division, Fraud Section United States Attorney’s Office Northern District of Texas
Re:    Non-Prosecution Agreement Disclosure Certification
The undersigned certify, pursuant to Paragraph 7 of the non-prosecution agreement entered into on May 29, 2025, by and between the Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Northern District of Texas (collectively, the “Offices”) and The Boeing Company (the “Company”) (the “Agreement”), that undersigned are aware of the Company’s disclosure obligations under Paragraph 7 of the Agreement, and that the Company has disclosed to the Offices any and all evidence or allegations of conduct required pursuant to Paragraph 7 of the Agreement, which includes evidence or allegations of any violation of U.S. fraud laws committed by the Company’s employees or agents upon any domestic or foreign government agency (“Disclosable Information”). This obligation to disclose information extends to any and all Disclosable Information that has been identified through the Company’s compliance and controls program, whistleblower channel, internal audit reports, due diligence procedures, investigation process, or other processes. The undersigned further acknowledge and agree that the reporting requirements contained in Paragraph 7 and the representations contained in this certification constitute a significant and important component of the Agreement and of the Offices’ determination whether the Company has satisfied its obligations under the Agreement.
E-1

The undersigned hereby certify that they are the Chief Executive Officer and the Chief Financial Officer of the Company, respectively, and that each has been duly authorized by the Company to sign this Certification on behalf of the Company.
This Certification shall constitute a material statement and representation by the undersigned and by, on behalf of, and for the benefit of, the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and such material statement and representation shall be deemed to have been made in the Northern District of Texas. This Certification shall also constitute a record, document, or tangible object in connection with a matter within the jurisdiction of a department and agency of the United States for purposes of 18 U.S.C. § 1519, and such record, document, or tangible object shall be deemed to have been made in the Northern District of Texas.

Date: _____________________    Name (Printed): __________________________________

Name (Signed): __________________________________
Chief Executive Officer
The Boeing Company

Date: _____________________    Name (Printed): __________________________________

Name (Signed): _________________________________
Chief Financial Officer
The Boeing Company
E-2

ATTACHMENT F
COMPLIANCE CERTIFICATION

To: United States Department of Justice
Criminal Division, Fraud Section
United States Attorney’s Office Northern District of Texas
Re:     Non-Prosecution Agreement Certification
The undersigned certify, pursuant to Paragraph 8 of the non-prosecution agreement entered into on May 29, 2025, by and between the Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Northern District of Texas (collectively, the “Offices”) and The Boeing Company (the “Company”) (the “Agreement”), that the undersigned are aware of the Company’s compliance obligations under Paragraphs 8-10 of the Agreement, and that, based on the undersigned’s review and understanding of the Company’s anti-fraud compliance program, the Company has implemented an anti-fraud compliance program that meets the requirements set forth in Attachment C to the Agreement. The undersigned certify that such compliance program is reasonably designed to detect and prevent violations of the U.S. fraud laws throughout the Company’s operations.
The undersigned hereby certify that they are respectively the Chief Executive Officer of the Company and the Chief Compliance Officer of the Company and that each has been duly authorized by the Company to sign this Certification on behalf of the Company.
F-1

This Certification shall constitute a material statement and representation by the undersigned and by, on behalf of, and for the benefit of, the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and such material statement and representation shall be deemed to have been made in the Northern District of Texas. This Certification shall also constitute a record, document, or tangible object in connection with a matter within the jurisdiction of a department and agency of the United States for purposes of 18 U.S.C. § 1519, and such record, document, or tangible object shall be deemed to have been made in the Northern District of Texas.

Date: _____________________    Name (Printed): __________________________________

Name (Signed): __________________________________
Chief Executive Officer
The Boeing Company

Date: _____________________    Name (Printed): __________________________________

Name (Signed): __________________________________
Chief Compliance Officer
The Boeing Company
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